Exhibit 99

Manning & Napier Selects InvestCloud to Lead Digital Transformation

FAIRPORT, NY, January 23, 2020—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced it has selected InvestCloud to lead the firm’s digital transformation. The firm will utilize InvestCloud’s full suite of applications, ranging from back-office operations to client-facing websites. The multi-phased conversion will focus on enhancing the digital client experience, streamlining back-office processes, and centralizing performance data and reporting.

Since the founding of Manning & Napier in 1970, the firm has focused on helping clients achieve their long-term financial goals while delivering exceptional service. As it celebrates its 50th anniversary, the firm continues to evolve and accommodate the growing demand for a more personalized client experience.

“Partnering with InvestCloud allows us to future-proof our technology,” commented Chris Briley, Manning & Napier’s Chief Technology Officer. “As the world becomes more digital, the desire for clients to access financial planning tools and interact with their advisor electronically continues to grow. We have a responsibility to integrate these technologies in order to deliver the best possible experience for our clients and partners. Additionally, as part of the InvestCloud implementation, we will substantially re-engineer many of our business processes, which will allow us to meaningfully improve efficiencies over time.”

“InvestCloud is delighted to partner with Manning & Napier to implement the full stack of apps on the InvestCloud Digital Platform,” said John Wise, InvestCloud’s Co-founder, CEO and Chairman. “The InvestCloud platform will benefit Manning & Napier greatly by improving operational efficiency from front to back, while also providing exceptional client-centric experiences. InvestCloud’s Digital Platform is hyper-modular by design, with the greatest value-add coming from using the full power of the platform—deploying more of the apps and embracing AI and Behavioral Science to create a truly differentiated digital solution.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and multi-asset class strategies for a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management to include customized solutions that solve client-specific problems. We are headquartered in Fairport, NY. For more information, visit www.manning-napier.com.

About InvestCloud Inc.

InvestCloud is a global company specializing in digital platforms that enable the development of financial solutions, pre-integrated into the cloud. The company offers on-demand client experiences and intuitive operations solutions using an ever-expanding library of modular apps, resulting in powerful products. Headquartered in Los Angeles with additional offices in New York, Toronto and London, InvestCloud supports more than $2 trillion in assets across 700+ diverse clients – from some of the biggest banks in the world, wealth managers, institutional investors and institutional asset managers to family offices, asset services companies and financial platforms. For more information, visit www.investcloud.com.

Contact

Manning & Napier:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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